Exhibit 99.1

FEBRUARY 19, 2003

SAUER-DANFOSS INC. REPORTS FOURTH QUARTER 2002 RESULTS

Sales, Earnings and Cash Flow Improve Over Prior Year

CHICAGO, Illinois, USA, February 19, 2003—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the fourth quarter ended December 31, 2002.

FOURTH QUARTER REVIEW

Fourth Quarter Results Continue Improvement over Prior Year

Results for the fourth quarter 2002 were a net loss of $1.7 million, or $0.03 per share, compared to a net loss for the fourth quarter 2001 of $4.0 million, or $0.08 per share.  Fourth quarter 2002 results were impacted by a pre-tax charge of $1.2 million, or $0.02 per share, relating to product line rationalization while fourth quarter 2001 results were impacted by goodwill amortization costs of $0.01 per share.  On a comparable basis the improvement amounted to $0.06 per share, as the fourth quarter 2002 net loss per share was $0.01 compared to a fourth quarter 2001 net loss per share of $0.07.

Increased Sales Despite Continued Market Weakness

Net sales for the fourth quarter increased 17 percent to $221.2 million, compared to sales for the fourth quarter 2001 of $189.1 million. Excluding sales from acquisitions completed in 2002 and the impact of currency translation rate changes, sales increased by 5 percent over the prior year period.  Sales increased 5 percent in the Americas but fell 2 percent in Europe, excluding the impact of acquisitions and currency fluctuations. Asia-Pacific accounted for $5.0 million of increased sales, or an increase of 43 percent.

All operating segments contributed to the sales increase year over year. Controls sales’ increase of 33 percent was the most substantial, followed by Propel with 17 percent, and Work Function with 7 percent over the same quarter in 2001.

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Orders Level, Backlog Up over Prior Year

Orders received for the fourth quarter 2002 were $249.7 million, up 8.0 percent from the same period last year, but down 2 percent excluding acquisitions and currency translation rate changes.

Total backlog at the end of the fourth quarter 2002 was $382.8 million, up 20 percent from the fourth quarter of 2001. Excluding acquisitions and currency impact, backlog rose 10 percent for the fourth quarter 2002.

David Anderson, President and Chief Executive Officer, commented, “We are pleased with our results for the fourth quarter.  It was the third consecutive quarter in which we reported year-over-year improvement in sales and operating results compared to 2001. During the quarter we rationalized overlapping product lines within our Controls segment relating to the acquisition of the low voltage motor business of Thrige Electric, which resulted in a pre-tax write-off of $1.2 million of inventory and production machinery. This action will result in improved profit margins and asset utilization henceforth.” Anderson continued,  “While our markets and the economies in both Europe and North America remain weak, our backlog, on a comparable basis, is up over last year, giving us confidence that we can continue to show improvement in sales in 2003 over the prior year.”

TWELVE MONTH REVIEW

Full Year Sales and Earnings Increase over Prior Year

Net sales for the twelve months were $952.3 million, an increase of 11 percent over sales of $855.3 million for 2001.  On a comparable basis, excluding companies acquired in 2002 and the impact of currency fluctuations, net sales were up 2 percent over last year.

Net income for full year 2002 was $14.0 million, or $0.29 per share, compared with net income for the same period last year of $4.7 million, or $0.10 per share.

Fixed Cost Reduction Program Successful

Anderson stated, “Our initiatives to reduce fixed costs continue to be successful. For the full year, costs were reduced by more than $11.0 million or 4 percent over the prior year excluding the impact of acquisitions and currency fluctuations. This allowed us to report an increase in earnings on essentially level sales.”

Record High Operating Cash Flow and Low Capital Expenditures

“Our cash flow from operations was a record $98.3 million, an increase of 45 percent over last year’s $68.0 million,” stated David Anderson.  “At the same time we kept our capital expenditures to a record low of $42.3 million, down from last year’s $69.7 million.  This enabled us to make two important acquisitions for cash during the year and still maintain our debt to total capital ratio level with last year at 45 percent.”

OUTLOOK

Market Uncertainty Unchanged from 2002, Upturn in Markets Will Leverage Earnings Growth

Anderson concluded, “Little has changed from last year concerning the markets and economies in which we operate.  Our current orders and backlog indicate that we should not expect any substantial help from the external environment.  While we will not be able to attain the same level of year-over-year reductions in fixed costs, working capital, and capital expenditures as we did in 2002, we will continue our focus on managing these key areas.  At the same time our drive to grow our sales through increased content per vehicle and new applications should continue to allow us some growth above our markets.  The actions over the past year have positioned us well to leverage our earnings growth once our markets pick up.”

2003 Outlook

Expectations for full year 2003 are:
• Sales up 3 - 5 percent
• Improved Contribution Margins from global purchasing initiatives of 1 - 2 percent.
• Earnings per share of $0.40 - $0.50
• Capital Expenditures of $55 - $65 million
• Continue selective acquisitions, but expect minimal activity in 2003

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of approximately $950 million, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the economy generally, and the agriculture, construction, road building, turf care and specialty vehicle markets specifically, have recently been in a state of uncertainty making it difficult to determine if past experience is a good guide to the future.  There is a continuing concern that the earlier economic recovery the Company was experiencing in prior quarters is receding.  A continuing downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its OEM customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; business relationships with major customers and suppliers; the continued operation and viability of the Company’s major customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in our product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials and product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting domestic and foreign operation, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability, including U. S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:
Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	13 Weeks Ended		Year Ended
(Dollars in thousands except per share data)	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Net sales	221,223	189,062	952,308	855,279
Cost of sales	176,511	148,084	732,879	662,046
Gross profit	44,712	40,978	219,429	193,233
Selling	18,314	21,477	68,054	63,318
Research and development	9,248	9,138	37,806	38,054
Administrative	12,274	13,388	60,592	59,485
Total operating expenses	39,836	44,003	166,452	160,857
Income (loss) from operations	4,876	(3,025)	52,977	32,376
Nonoperating income (expenses):
Interest expense, net	(4,172)	(4,221)	(17,219)	(17,377)
Minority interest	(2,501)	(1,105)	(11,709)	(7,882)
Equity in net earnings of affiliates	8	—	610	—
Other, net	(1,162)	311	(2,605)	482
Income (loss) before income taxes	(2,951)	(8,040)	22,054	7,599
Income taxes	1,293	4,012	(7,387)	(2,869)
Net income (loss) before cumulative effect of change in accounting principle	(1,658)	(4,028)	14,667	4,730
Cumulative effect of change in accounting principle	—	—	(695)	—
Net income (loss)	(1,658)	(4,028)	13,972	4,730
Net income (loss) per share:
Basic and diluted net income (loss) per common share, before cumulative effect of change in accounting principle	(0.03)	(0.08)	0.30	0.10
Cumulative effect of change in accounting principle	—	—	(0.01)	—
Basic and diluted net income (loss) per common share	(0.03)	(0.08)	0.29	0.10
Basic weighted average shares outstanding	47,395	47,395	47,395	46,977
Diluted weighted average shares outstanding	47,406	47,398	47,404	46,980
Cash dividends per common share	0.07	0.07	0.28	0.28

PRO FORMA RESULTS EXCLUDING GOODWILL AMORTIZATION

	13 Weeks Ended		Year Ended
(Dollars in thousands except per share data)	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Reported net income (loss)	(1,658)	(4,028)	13,972	4,730
Add back goodwill amortization	—	708	—	2,832
Adjusted net income (loss)	(1,658)	(3,320)	13,972	7,562
Net income (loss) per share:
Reported basic and diluted net income (loss) per common share	(0.03)	(0.08)	0.29	0.10
Add back goodwill amortization	—	0.01	—	0.06
Adjusted basic and diluted net income (loss) per common share	(0.03)	(0.07)	0.29	0.16

BUSINESS SEGMENT INFORMATION

	13 Weeks Ended		Year Ended
(Dollars in thousands)	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Net sales
Propel	97,548	83,277	440,221	399,509
Work Function	69,204	64,850	294,952	268,410
Controls	54,471	40,935	217,135	187,359
Total	221,223	189,062	952,308	855,278
Segment Income (Loss)
Propel	7,444	9,674	47,269	36,941
Work Function	1,476	(1,175)	20,178	9,589
Controls	217	(3,059)	5,804	6,575
Global Services and Other Expenses, net	(5,423)	(8,154)	(22,879)	(20,247)
Total	3,714	(2,714)	50,372	32,858

Cumulative Effect of Change in Accounting Principle

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”  SFAS No. 142 changes the accounting for goodwill from an amortization approach to a non-amortization approach, under which goodwill is evaluated at least annually for impairment.  The Statement requires that the Company identify its reporting units and then measure the amount of impairment, if any, based on a comparison of the fair value of a reporting unit to its carrying value.

In connection with the adoption of SFAS No. 142, the Company completed the impairment analysis of goodwill as of January 1, 2002.  This evaluation resulted in goodwill impairment of $0.7 million related to a reporting unit within the Work Function segment.  This adjustment was made during the third quarter and is reflected in the year to date results.  The adjustment is a non-cash charge booked as a cumulative effect of change in accounting principle.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(Dollars in thousands)	December 31, 2002	December 31, 2001
Cash flows from operating activities:
Net income	13,972	4,730
Cumulative effect of change in accounting principle	695	—
Depreciation and amortization	72,156	69,474
Minority interest in income of consolidated companies	11,709	7,882
Equity in net earnings of affiliates	(610)	—
Net change in receivables, inventories, and payables	6,374	(1,303)
Other, net	(6,013)	(12,778)
Net cash provided by operating activities	98,283	68,005
Cash flows from investing activities:
Purchases of property, plant and equipment	(42,278)	(69,697)
Payments for acquisitions, net of cash acquired	(25,084)	(41,510)
Proceeds from sales of property, plant and equipment	1,090	1,064
Net cash used in investing activities	(66,272)	(110,143)
Cash flows from financing activities:
Net (repayments) borrowings on notes payable and bank overdrafts	(6,025)	81,124
Net repayments of long-term debt	(5,490)	(20,852)
Cash dividends	(13,277)	(13,275)
Distribution to minority interest partners	(9,625)	(13,500)
Net cash provided by (used in) financing activities	(34,417)	33,497
Effect of exchange rate changes	479	(1,789)
Net decrease in cash and cash equivalents	(1,927)	(10,430)
Cash and cash equivalents at beginning of year	14,324	24,754
Cash and cash equivalents at end of year	12,397	14,324

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except employee data)	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	12,397	14,324
Accounts receivable, net	153,643	134,586
Inventories	164,686	141,652
Other current assets	23,057	23,066
Total current assets	353,783	313,628
Property, plant and equipment, net	443,147	423,195
Other assets	174,163	148,158
Total assets	971,093	884,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	56,010	53,046
Long-term debt due within one year	27,085	9,727
Accounts payable	69,441	57,096
Other accrued liabilities	62,301	49,977
Total current liabilities	214,837	169,846
Long-term debt	235,198	236,026
Long-term pension liability	42,585	31,608
Deferred income taxes	44,778	42,991
Other liabilities	37,618	31,745
Minority interest in net assets of consolidated companies	27,118	25,581
Stockholders’ equity	368,959	347,184
Total liabilities and stockholders’ equity	971,093	884,981

Number of employees at end of year	7,207	6,790